CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions, "Disclosure of Portfolio Holdings", "Financial Statements", "Financial Highlights", and "Independent Registered Public Accounting Firm" in the Post-Effective Amendment No. 34 to the Registration Statement (Form N-1A No. 333-62270) and related Prospectus and Statement of Additional Information of the Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund, and Henderson International Opportunities Fund, series of the Henderson Global Funds and to the incorporation by reference therein of our report dated September 22, 2008, with respect to the financial statements of the Henderson Global Funds included in its Annual Report for the period ended July 31, 2008, filed with the Securities and Exchange Commission.



                                                           /s/ ERNST & YOUNG LLP
Chicago, Illinois
March 24, 2009